SECURITY AGREEMENT

(Collateral Assignment and Pledge of Ownership Interests in Subsidiaries)

THIS SECURITY AGREEMENT (“Agreement” or “Security Agreement”) is entered into on November 15, 2017 (“Effective Date”) by and between MagneGas Corporation, a Delaware corporation (“Debtor”), as lessee, assignor, pledgor and debtor, and Point Financial, Inc., an Arizona corporation (“Secured Party”), as lessor, assignee, pledgee and secured party. Debtor and Secured Party sometimes may be referred to collectively as the “Parties” or individually as a “Party.”

RECITALS:

A.	Secured Party has provided financial accommodations to Debtor in the form of a lease of personalty evidenced by that Equipment Lease Agreement of even date herewith (the “Lease Agreement”) by and between Secured Party, as lessor, and Debtor, as lessee.

B.	To secure payment of the Lease Agreement and performance of all of Debtor’s promises and undertakings in connection therewith (collectively, the “Financing”), Secured Party has required that Debtor enter into this Security Agreement and thereby to encumber, collaterally assign and pledge certain stock holdings and other ownership interests to Secured Party as more fully described herein below.

C.	Upon the Effective Date of this Agreement, (i) payment obligations under the Financing will be due and owing to Secured Party, (ii) value will have been given to or on behalf of Debtor under or on account of the Financing, and (iii) Debtor will have rights in the Collateral described below.

NOW, THEREFORE, in consideration of the following mutual agreements and other valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

AGREEMENTS:

1. Certain Defined Terms. “Collateral” collectively includes all items/categories set forth in paragraph 2, including any particulars described in the attached Schedule 1. References to the “UCC” mean the provisions of the Uniform Commercial Code in effect in Arizona (the “State”). Defined or referenced terms as identified by “*” have the meanings defined in the UCC unless the specific context indicates differently. Other defined terms are as set forth elsewhere in this Agreement.

2. Collateral Covered by Agreement. This Security Agreement pertains to “Collateral” defined as Debtor’s interests in and rights to: (i) all ownership or other participation rights and interests held or otherwise controlled by Debtor (collectively, the “Interest”) in those legal entities described on Schedule 1 hereto (each an “Entity and collectively the “Entities”), the present and future rights of Debtor to receive payments, Money,* or other distributions in or under the Interest or pursuant to any sale, transfer, or other disposition of the Interest by or on behalf or Debtor, and all General Intangibles* derived from or related to such Interest; (ii) all Proceeds* therefrom, whether in Money, ownership interests in any other entity, or other property or property interest, whether or not in the ordinary course of business or in connection with any reorganization, merger, conversion, recapitalization, restructuring, reclassification, increase or reduction of capital, liquidation or winding up; and (iii) all records, writings, papers, and data kept or relating to the Interest or any other part or component of the Collateral, in all forms (written, photographic, microfilm, microfiche, electronic or otherwise, and the computer software and other media, together with its related hardware and equipment, as may be required to utilize, create, maintain, process and retrieve the same).

3. Grant of Security Interest. For valuable consideration, Debtor grants, collaterally assigns, and pledges to Secured Party a security interest in the Collateral to secure all Obligations.

4. Obligations Secured. This Security Agreement and the security interests granted hereby secure all of the following: (i) payment of all indebtedness, obligations and liabilities evidenced by or arising under the Lease Agreement and the other “Transaction Documents” (as defined in the Lease Agreement), (ii) performance of all provisions, covenants, terms and conditions under this Agreement or the other Transaction Documents, (iii) all rents, payments, fees, costs and expenses owed under the Lease Agreement, or the Transaction Documents, and (iv) all extensions, renewals, modifications, amendments and replacements of the same (collectively, “Obligations”).

5. Performance under Transaction Documents and Perfection of Security Interest(s).

5.1 Debtor agrees to perform timely and fully all of its responsibilities under the Obligations and to keep all promises to and agreements with Secured Party under all of the Transaction Documents. This is a continuing Security Agreement and all rights, powers and remedies will apply to all Obligations and it will continue in full force and effect until all such Obligations have been paid and performed in full regardless of any applicable statute of limitations pertaining to any Obligation, or until the same are released by Secured Party.

5.2 Debtor irrevocably authorizes Secured Party to complete and file one or more financing statements or amendments thereto or continuations thereof pursuant to the UCC and pertaining to all Collateral under this Security Agreement. Debtor will pay or reimburse the cost of filing in all public offices whenever and wherever such filing is deemed necessary by Secured Party. Collateral may be described in greater or lesser detail than as set forth in this Security Agreement, to the fullest extent permitted under the UCC. Debtor will cooperate with and assist Secured Party in providing or obtaining written acknowledgments of Secured Party’s security in and lien on the Collateral and the Interest. Debtor, upon request, will promptly furnish any information pertinent thereto to Secured Party. Debtor will pledge and turn over immediately all tangible evidence, documents or certificates related to the Interest, if any, for Secured Party to hold while this Agreement is in effect and the Obligations remain unsatisfied in whole or in part; provided, however, it is not the desire of intent of the Secured Party that the Interest be evidenced by any certificate separate and apart from the Formation Documents (as defined hereafter) of the Entities.

5.3 Debtor agrees, represents and warrants to Secured Party the following with respect to the Collateral:

5.3.1 Condition of Interest. Debtor has had, or has seen that, true, complete and correct copies of the organic documents of the Entities (collectively, the “Formation Documents”) have been delivered to Secured Party. There are no other undisclosed amendments, modifications, supplements or restatements of the Formation Documents. No default on the part of Debtor exists under the Formation Documents or laws applicable to the formation, continuation or operation of any of the Entities. Debtor is the sole, direct, legal and beneficial owner of the Interest. Debtor on account of the Interest has no present obligation to make further capital or investment contributions in or to any of the Entities. Each of the Entities has been duly formed and created and is in existence and good standing under the laws of the state of its formation, and any other jurisdictions where the respective one of the Entities conducts business and is required to register or qualify. Except as may otherwise be stated in the Formation Documents, the Lease Agreement or the Transaction Documents, there is no restriction upon the right of Debtor to grant a security interest in, collaterally assign and pledge the Interest to Secured Party, nor are there any limitations on the ability of the Secured Party to exercise all of its rights and remedies under this Security Agreement and applicable law as to the Interest. The Interest has not been and will not be “certificated*.” Debtor has full power, right and authority to collaterally assign, pledge and grant the security interest in the Interest to Secured Party. Debtor agrees that this Security Agreement constitutes instructions from Secured Party to register as a transfer of the Interest the collateral assignment of the Interest and certifies that, effective simultaneously with the effective date of this Security Agreement, Debtor has registered on the books of each Entity the fact of the collateral assignment of the Interest under this Security Agreement, identifying Secured Party as a secured party and that no other encumbrance is registered on such books with respect to the Interest. Debtor agrees that Secured Party will have none of the obligations or liabilities of Debtor in the Interest solely by virtue of the grant of the security interest in the Collateral. Secured Party may, in its sole discretion, become a substituted member in any Entity upon election of such remedy by Secured Party under this Security Agreement after an non-cured Event of Default, and in that event Debtor consents to the outright and absolute assignment of the Interest to Secured Party and, if Secured Party elects, to the admission of Secured Party as a substituted member in the Entity, but Debtor agrees that Secured Party will not be liable for any of the responsibilities or liabilities of Debtor under the Formation Documents unless and until so expressly assumed and agreed to in writing by Secured Party.

5.3.2 Maintenance of “Opt-out” Status under Formation Documents. Debtor and each respective Entity have each agreed that as long as this Security Agreement is in effect, that neither of them shall take any action whatsoever to “opt-in” to UCC Article or Chapter 8 pursuant to A.R.S. § 47-8103(C) as to the Formation Documents or otherwise, so that the Interest is deemed to be and is a strictly a “general intangible*” governed exclusively by UCC Article/Chapter 9, and therefore is not and cannot be characterized as a “security*” or any form of “investment property*.” At the request of Secured Party, Debtor and each Entity will modify and amend the appropriate Formation Documents to provide expressly that there has been, or will there be, no “opt-in” to UCC Article/Chapter 8 pursuant to § 47-8103 or otherwise. In this regard, Debtor will execute and deliver to Secured Party its Irrevocable Proxy Agreement in the form attached hereto as Schedule 2.

5.3.3 Other Actions as to Collateral. Debtor agrees with Secured Party to take or permit any other action requested by Secured Party to insure the attachment, perfection and first lien priority status of, and the unhindered ability of Secured Party to enforce the security interests, rights and remedies in any of the Collateral pursuant to this Agreement or applicable law (collectively, “Enforcement”), including (i) completing, executing, delivering and filing, where appropriate, financing statements, amendments thereto and continuations thereof to the extent deemed necessary or advisable by Secured Party, (ii) complying in all material respects with any applicable provision of any law, rule, regulation or any treaty of the United States as to any Collateral if such compliance is a condition to Enforcement, (iii) obtaining any necessary governmental or third-party consents and approvals, (iv) obtaining waivers from other secured parties in form acceptable to Secured Party, (v) taking any and all actions required by earlier version of the Uniform Commercial Code or by any other applicable law of the State, any other state, the federal government or any foreign government, and (vi) Debtor waives any claim of marshalling other collateral for the Obligations.

6. Voting or Actions. Unless and until any Event of Default exists non-cured under this Agreement, Debtor will have the right to vote the Interest without any notice to or consent of Secured Party; provided, however, that Debtor may not without notice to and consent of Secured Party, agree to permit or join in doing any of the following:

6.1 Issue any more interests in any Entity that would diminish the value of the security interest granted to Secured Party.

6.2 Merge or consolidate any Entity with any other person or entity or liquidate, wind-up, dissolve or suffer any liquidation or dissolution (in whole or in part) of the same, discontinue the business of any Entity or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or a substantial party of any Entity’s assets, whether now or hereafter acquired, without prior written notice to Secured Party.

6.3 Make, incur, assume or suffer to exist, directly or indirectly, outside the ordinary course of business, (i) any indebtedness other than indebtedness permitted by the Transaction Documents or Lease Agreement, or (ii) any lien or encumbrance on any of any Entity’s assets or properties other than liens permitted by the Transaction Documents or Lease Agreement.

6.4 Amend, alter, modify or change any of the terms of any Entity’s Formation Documents.

6.5 Admit any additional members or ownership interest holders to any Entity.

6.6 Transfer of any of Debtor’s interest in any Entity.

6.7 Undertake, authorize or permit any event that would result in a termination or dissolution of any Entity, impairment of the validity or perfection of the security interest granted herein, take any action that would or could be construed to “opt-in” to UCC Article/Chapter 8, or create or permit any Event of Default.

7. Distributions. Debtor has and retains the right to receive all distributions or payment with respect to the Interest, except as follows:

7.1 Any liquidating distribution, any distribution or payment as a result of the sale of the business of any Entity or substantially all of its assets and any distribution or payment as a result of the refinancing of any Obligations, must be paid to Secured Party, to be applied first to the Obligations then due, the remainder if any to be returned to Debtor and any others entitled thereto.

7.2 Any distribution or payment in property that under Section 7.1 is to be paid to Secured Party shall be held by Secured Party as additional security for the Obligations, to be returned to Debtor upon discharge of the Obligations. To effectuate the provisions of this paragraph, Debtor will direct that all such liquidating and partially-liquidating distributions and property distributions or payment with respect to the Collateral will be paid to Secured Party. Upon receipt of any notice from Secured Party that an Event of Default exists non-cured, Debtor will deliver to Secured Party all distributions and payments to which Debtor otherwise would be entitled.

8. No Withdrawal. Debtor will, as otherwise permitted herein, perform and observe all terms of the Formation Documents and will not withdraw from any Entity as a member, except in connection with any disposition of the Interest upon and after a non-cured Event of Default under this Security Agreement.

9. Special Notifications. Debtor will notify Secured Party promptly of the occurrence of: (i) any event which will require amendment of the Formation Documents under applicable law; (ii) any additional future capital contributions required to be made by Debtor or any other person under the Formation Documents or otherwise; (iii) any default on the part of Debtor or of any other member under the Formation Documents; and (iv) the occurrence of any Event of Default hereunder. Debtor will promptly transmit to Secured Party all notices, claims or communications received from any governmental authority, stock exchange, issuer, underwriter or brokerage house with respect to the Collateral.

10. No Waivers by Debtor. Debtor will not, without Secured Party’s prior written consent, waive any rights, performance of obligations or default under the Formation Documents by any person, or otherwise release or discharge any person who is a party to the Formation Documents, either in whole or in part, and will not consent to the reduction of any distribution or payment required to be made to Debtor by any Entity.

11. Relation to Other Transaction Documents. The Obligations are or may be secured by other pledges, security interests and liens. Nothing in those other Transaction Documents will derogate from or diminish any of the rights and remedies of Secured Party in this Agreement. Any default or non-cured “Event of Default” under any other Transaction Document will, at Secured Party’s election, constitute an actionable non-cured Event of Default under this Security Agreement.

12. Warranties and Covenants of Debtor. Debtor expressly warrants and covenants:

12.1 Except for the security interests granted in this Security Agreement and for Permitted Liens (as that term is defined on Schedule 2 to the Security Agreement (PFI General - All-Inclusive Security Interest Covering Personal Property) executed of even date herewith between Debtor and Secured Party), Debtor owns, or to the extent that this Security Agreement extends to Collateral acquired after the Effective Date will own, or has or will have rights in the Collateral free from any adverse lien, pledge, security interest or other encumbrance. Debtor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein.

12.2 Debtor’s full and correct legal name is that used in this Agreement. Debtor is organized as a corporation under the laws of the State of Delaware, and if a “registered organization*” its registration/identification number is 4074115. Debtor’s current address for notices and principal place of business, or if Debtor has more than one place of business, its chief executive office, is that stated below for Notices.

12.3 Debtor will not change its legal name, its place(s) of business, its chief executive office location, its address for notice or its registered organization number without first (i) notifying Secured Party at least fifteen (15) days in advance of any such proposed change, and (ii) confirming any such change upon occurrence by notice to Secured Party. Debtor may not change its type of organization, jurisdiction of organization or organization legal structure unless (a) Debtor has provided at least five (5) days’ prior written notice to Secured Party or (b) such change is in connection with Borrower’s initial public offering of common stock.

12.4 Debtor may not, outside the ordinary course of business, sell, pledge, re-pledge, further encumber, destroy or otherwise deal with any Collateral without prior notice to and the written consent of Secured Party (except with respect to Permitted Liens and as otherwise may be permitted in the Lease Agreement or Transaction Documents).

12.5 Debtor will pay timely any taxes and assessments which may be levied or assessed against the Collateral before delinquency; provided that the failure to make any such payments shall not constitute a breach of this covenant unless the aggregate amount of such payments could reasonably be expected to exceed $100,000.

12.6 Except for Permitted Liens, Debtor will not permit or allow any other lien, pledge, security interest or encumbrance whatsoever upon the Collateral and will not permit the Collateral to be attached or replevied.

12.7 Secured Party may, at any reasonable time during normal business hours, inspect or verify records pertaining to any of the Interest, any other part of the Collateral, or business of each respective Entity.

12.8 Any income, gain, expense and loss recognized in any Collateral will be reported to taxing authorities under Debtor’s name and taxpayer identification number, unless Collateral is received and applied to reduce any Obligation by or on behalf of Secured Party.

12.9 Except with respect to Permitted Liens, no third-party financing statement covering the Collateral is on file in any public office.

12.10 Neither Debtor nor any Entity will take any action(s) whatsoever that might be deemed to be any sort of “opt-in” to UCC Article/Chapter 8 as to the Formation Documents.

13. Performance by Secured Party. At its option, Secured Party may discharge taxes, levies, liens or other encumbrances at any time placed on the Collateral, and pay for the maintenance and preservation of the Collateral should Debtor fail to do so. Debtor agrees to reimburse Secured Party on demand for any payment so made and until such reimbursement the amount paid by Secured Party will be added to the Obligations and bear interest at the rate of 15% per annum until paid. Secured Party has no responsibility or liability as to any matter pertaining to the Collateral, and has no duty to protect or realize upon the Collateral except for those responsibilities imposed upon it by the UCC. As to all Collateral actually pledged to and held by Secured Party, Secured Party will take such care as Secured Party gives to the safekeeping of property of a like kind owned by Secured Party, and that will constitute reasonable care of such Collateral when in Secured Party’s possession. Debtor releases Secured Party from any liability for any act or omission relating to the Collateral, except for failure to exercise good faith and the above-specified reasonable care, or from willful misconduct or gross negligence.

14. Default and Remedies. Except as otherwise stated herein, a non-cured “Event of Default” under this Security Agreement will exist upon the occurrence and during the continuance of (a) a non-cured Event of Default under the Lease Agreement, (ii) sale or encumbrance of or to the Collateral, (iii) dissolution, termination of existence, insolvency, business failure, appointment of a receiver of any part of the Collateral, assignment for the benefit of creditors by or the commencement of any proceedings under any bankruptcy or insolvency law by or against Debtor, or (iv) any default in the performance of any obligation under this Security Agreement or any other Transaction Document which continues for a period of thirty (30) days after the receipt by Debtor of written notice from Secured Party; provided, that, if such default is curable and does not involve either the payment of money or the delivery of any report, information, or tangible item to Secured Party, then, so long as Debtor is diligently pursuing such cure, Debtor shall have an additional thirty (30) days within which to effect such cure (not to exceed sixty (60) days, in the aggregate for such cure period) (collectively, “Event(s) of Default”); then, upon any such non-cured Event of Default Secured Party may, at its election, declare the entire amount of the Obligations then outstanding due and payable at once, and Secured Party will have the rights and remedies of a secured party under the UCC, including the right to take possession of the Collateral. Debtor agrees, upon request of the Secured Party following the occurrence and during the continuance of a non-cured Event of Default, to relinquish and grant exclusive control of any Collateral to Secured Party upon demand. Any requirement of reasonable notice of any disposition of the Collateral will be satisfied if such notice is mailed to the address of the Debtor designated above at least ten (10) business days before the time of such disposition. Secured Party may dispose of Collateral without giving any warranty, express or implied, and warranties of title or otherwise may be disclaimed in any such disposition. In any disposition upon credit, Debtor will receive the benefit only of payments actually made by a purchaser and received by Secured Party. Secured Party may acquire Collateral by credit bid(s) at any disposition permitted under the UCC. Secured Party may, but has no duty to, notify and collect from any other Obligors under the Obligations. Debtor recognizes that Secured Party may be unable to effect a public sale of all or a part of the Interest by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Act”) and/or the securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Interest for their own account, for investment and without a view to the distribution, payment or resale thereof. Debtor understands that private sales so made may be at prices and on other terms less favorable than if the Interest were sold at public sales, and agrees that Secured Party has no obligation to delay the sale of the Interest for the period of time necessary to permit Debtor (even if Debtor agrees) to register such securities for sale under the Act or the Blue Sky Laws. Debtor agrees that private dispositions made under the foregoing circumstances will be deemed to have been made in commercially reasonable manner. Without prior notice to Debtor, upon any non-cured Event of Default Secured Party may exercise all voting rights in connection with any action to be taken by any Entity pursuant to or on account of the Interest, and exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to the Interest as if it were the absolute owner thereof, including, without limitation, the right to exchange, at its discretion, any and all of the Interest upon the merger, consolidation, reorganization, recapitalization or other similar transaction of Debtor.

As an additional and express remedy and right of Secured Party, upon any non-cured Event of Default, Secured Party may seek the appointment in any court of general jurisdiction of a receiver (pursuant to Rules 1 and 66 of the Arizona or federal Rules of Civil Procedure, and pursuant to A.R.S. § 12-1241, as an independent judicial remedy and proceeding) over and to the Interest. The appointment may be sought without notice to Debtor and without regard to the adequacy of the Collateral as security for the Obligations and without regard to the solvency of the Debtor. Such receiver shall have the power and authority to (i) manage and operate the Interest and exercise all of the rights of Debtor pursuant to the Formation Documents, and (ii) cause to be conducted the business and affairs of the respective Entity including, without limitation, making expenditures, paying taxes, use of assets of the respective Entity, execution, negotiation and performance of such contracts, conveyances and other instruments as the receiver deems proper in its sole discretion, payment of expenses, maintenance of insurance, acquisition and disposition of assets, the commencement and prosecution of actions at law or in equity or otherwise engaging in the conduct of the affairs and business of the respective Entity, the receiver to have such powers, rights and duties as are set forth in the Secured Party’s requested order of appointment of such receiver.

15. Nonexclusive Remedies. The remedies conferred by this Agreement are nonexclusive and cumulative of any other remedies now available or subsequently existing at law, in equity or by statute, regulation, rule or otherwise, all of which are reserved by and to Secured Party.

16. Reservation of Rights. No delay or forbearance by or on behalf of Secured Party in exercising any right, remedy, power or privilege under this Security Agreement (“Lender’s Rights”) will operate as a waiver of any such Lender’s Rights, nor shall any exercise or non-exercise of any particular Lender’s Right preclude any other or further exercise of Lender’s Rights pertaining to any current or subsequent default by Debtor. The taking of this Security Agreement will not waive or impair any other security that Secured Party may have or hereafter acquire for the payment of the Obligations nor will the taking of any such additional security waive or impair this Security Agreement. Secured Party may resort to any security it may have and apply proceeds of the Collateral in any order it may deem proper.

17. Expenses, Fees and Costs. If any Event of Default occurs, or Secured Party otherwise acts to protect its security interest in the Collateral, Debtor promises to pay all of the following costs and fees if incurred by or on behalf of Secured Party: (i) all expenses of recovering, holding, preparing for sale and selling of the Collateral, (ii) reasonable attorneys’ fees, (iii) all costs and expenses of collection, enforcement, interpretation or any foreclosure, whether or not suit is filed, and (iv) all costs of suit, each of which are to be determined by a court and not by a jury. “Suit” includes proceedings in courts of original, appellate and bankruptcy jurisdiction.

18. Waivers. No waiver under this Agreement is valid unless it is in writing and signed by the Party giving the waiver. A waiver of a particular matter or remedy does not waive a subsequent or similar matter or remedy. No waiver will excuse a Party from payment or the performance of its other obligations under this Agreement.

19. Choice of Law. This Security Agreement is governed by the laws of the State, except to the extent under the UCC the laws pertaining to any Entity must control instead of the laws of the State. The parties consent and submit to the nonexclusive jurisdiction of the courts of the State and the United States District Court for the District of Arizona, to be venued in Maricopa County, Arizona, concerning any action arising under this Security Agreement.

20. Construction. Captions and headings are for convenience and reference only and do not define, limit or affect the contents of this Security Agreement. References to “paragraphs” or “sections” refer to this Security Agreement unless stated otherwise. The terms “include” or “including” mean “without limitation by reason of enumeration.” All grammatical usage will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context and identity of any person(s) may require.

21. Severability and Interpretation. The invalidity or unenforceability of any provision of this Security Agreement does not affect the other remaining provisions. This Security Agreement will be construed as if it excluded any invalid or unenforceable provision, which will be severed from this Security Agreement. Whenever possible, this Security Agreement will be interpreted so as to be valid under applicable law, and will not be construed strictly in favor of or against any particular party, including any party who drafted or prepared this Security Agreement, but instead according to its plain meaning to give effect to its intended purposes.

22 ..Notices. Except as otherwise required by law, all notices under this Agreement will be in writing. Notices are deemed given and received (a) when personally delivered, (b) when received by facsimile or by overnight courier service, or (c) on the fourth Business Day after mailing by certified/registered U.S. Mail, return receipt requested. Notices will be addressed as follows:

To Debtor:	MagneGas Corporation
Attn: Chief Financial Officer
11885 44th Street North
Clearwater, Florida 33762

To Secured Party:	Point Financial, Inc.
Attn: President
3318 East Kachina Drive
Phoenix, AZ 85044

(or at any other address designated in a notice given by a Party to change its address). Rejection or refusal to accept, or the inability to deliver because of change in address as to which no notification has been given, will be deemed to constitute receipt if given as provided above.

23.Waiver of Jury Trial. Any lawsuit concerning this Agreement will be tried by the court, AND THE PARTIES EACH IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHTS TO ANY TRIAL BY A JURY (ADVISORY OR OTHERWISE).

24. Modification. This Agreement may be amended only by a written document signed by all the Parties.

25. Time. TIME IS OF THE ESSENCE FOR THE PERFORMANCE OF EACH PROVISION OF THIS AGREEMENT. If this Agreement requires any action to be performed on a date which is not a “Business Day” (a Saturday, Sunday or a state or federal legal holiday), such action will be validly performed on the next succeeding Business Day.

26. Parties Bound. “Debtor” means the undersigned (individually or collectively) and all successors, assigns and personal or legal representatives, jointly and severally. “Secured Party” means such Party and its successors and assigns. Neither Party may assign this Security Agreement or any other Transaction Document except in connection with an assignment of the Lease Agreement, and as provided in the Lease Agreement.

27. No Third Party Beneficiary. This Agreement is solely for the benefit of the Parties (and any successors and permitted assigns) and does not confer any rights or remedies on any other persons.

28. Counterparts. This Agreement may be executed in identical counterparts, each of which upon execution shall be deemed an original, but all of which together will constitute one document. Partially executed signature or acknowledgment pages of any one counterpart may be combined with any other partially executed counterpart to constitute a fully executed original Agreement. Facsimiles of executed signature pages are effective as original signatures.

29. Incorporation of Recitals and Exhibits. The Recitals and all attached Schedules are incorporated as part of this Agreement.

30. Effective Date. This Security Agreement is executed and effective as of November 13, 2017 (“Effective Date”).

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DEBTOR:	SECURED PARTY:

MagneGas Corporation,	Point Financial, Inc.,
a Delaware corporation	an Arizona corporation

Ermanno Santilli, CEO	Michael J. O’Malley, President

**Signature Page to Subsidiary Pledge Agreement**

SCHEDULE 1 TO SECURITY AGREEMENT

Further or More Specific Description of the Entities and the Interest:

Pledged Entity	State of Organization	Percent of Ownership

SCHEDULE 2 TO SECURITY AGREEMENT

IRREVOCABLE PROXY AGREEMENT

This Irrevocable Proxy Agreement is made this 15th day of November, 2017, by and among MagneGas Corporation, a Delaware corporation (“Debtor”) [ ] (“Companies”) and Point Financial, Inc., an Arizona corporation (“Secured Party”), with reference to that certain Security Agreement and Pledge of the 100% of the Interest(s) in Companies owned by Debtor to Secured Party, of even date herewith.

Pursuant to the promises and agreements of Debtor in such Security Agreement, Debtor hereby irrevocably grants and appoints Secured Party, from the date of this Irrevocable Proxy Agreement until the termination of the Security Agreement in accordance with its terms and provisions, as Debtor’s true and lawful proxy, for and in Debtor’s name, place and stead, to vote the Interest(s) in the Company with respect to any change, modification or amendment to the Formation Documents (including without limitation the Operating Agreement of the Company) that pertains to or purports to effect in any way the Company’s “opt-out” status under UCC Article/Chapter 8, including any attempt to “opt-in” to Article/Chapter 8 in any way.

Upon the occurrence of a non-cured Event of Default (as defined in the Transaction Document”), this proxy to Secured Party will also be deemed to include the right to sign Debtor’s name (as a member or manager or both of the Companies) to any consent, certificate or other document relating to the Companies that applicable law or the Companies’ Formation Documents may permit or require, to cause the Debtor’s Interest(s) in the Companies (membership, management or both) to be voted in accordance with the direction and wishes of the Secured Party, so as to maintain and retain the Companies’ status as having remained unaffected by (opted out of) UCC Article/Chapter 8. Debtor hereby revokes all other voting or other proxies and powers of attorney with respect to the Debtor’s Interest(s) in the Companies, or if there are no such outstanding proxies and powers of attorney, Debtor hereby represents and warrants to Secured Party and the Companies that there are no outstanding proxies or powers of attorney except for this Irrevocable Proxy Agreement to Secured Party. Further, Debtor will give no subsequent proxy or power of attorney to any other person without the prior knowledge of and consent thereto from Secured Party. Any action by Debtor inconsistent with or in violation of any term or condition of this Irrevocable Proxy Agreement is null, void and without any force or effect.

THE PROXIES AND POWERS GRANTED BY DEBTOR TO SECURED PARTY PURSUANT TO THE FOREGOING ARE GIVEN IN CONSIDERATION OF THE SECURITY AGREEMENT AND THE OBLIGATIONS SECURED THEREBY.

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DATED: NOVEMBER 15, 2017.

DEBTOR: MAGNEGAS CORPORATION

Name:	Ermanno Santilli
Title:	Chief Executive Officer

**Signature Page to Schedule 2 of Security Agreement -

Irrevocable Proxy Agreement**